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                                                                     EXHIBIT 3.1




                           CERTIFICATE OF DESIGNATION

                                       OF

                     SERIES C PARTICIPATING PREFERRED STOCK

                                       OF

                           WYNDHAM INTERNATIONAL, INC.


                  Wyndham International, Inc., a Delaware company (the "Company"), pursuant to the authority conferred on the Board of Directors of the Company by its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law ("GCL"), certifies that the Board of Directors of the Company, at a meeting duly called and held pursuant to Section 141 of the GCL, duly adopted the following resolution providing for the establishment and issuance of a series of Preferred Stock, par value $.01 per share, to be designated "Series C Participating Preferred Stock" and to consist of 5,000,000 shares as follows:

                  RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and hereby is established, consisting of 5,000,000 shares, to be designated "Series C Participating Preferred Stock" (the "Series C Participating Preferred Stock"); the Board of Directors be and hereby is authorized to issue such shares of Series C Participating Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Series C Participating Preferred Stock shall be as follows:

                  Section 1. DESIGNATION AND AMOUNT; RANK. The shares of such series shall be designated as "Series C Participating Preferred Stock" and the number of shares constituting such series shall be 5,000,000. The Series C Participating Preferred Stock shall rank junior to all series of the Corporation's preferred stock, including Series A Convertible Preferred Stock, par value $0.01 per share, and Series B Convertible Preferred Stock, par value $0.01 per share, with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.



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                  Section 2.  DIVIDENDS AND DISTRIBUTIONS.

                  (A) The holders of shares of Series C Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.01 per share, of the Company (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Participating Preferred Stock. In the event the Company shall at any time after June 29, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  The Company shall declare a dividend or distribution on the Series C Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  Dividends shall accrue and be deemed to accrue from day to day whether or not earned or declared and shall begin to accrue and be cumulative on outstanding shares of Series C Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment

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Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

                  Section 3. VOTING RIGHTS. The holders of shares of Series C Participating Preferred Stock shall have the following voting rights:

                  Subject to the provision for adjustment hereinafter set forth, each holder of outstanding shares of Series C Participating Preferred Stock shall be entitled to 1,000 votes at each meeting of shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. In the event the Corporation shall at any time after June 29, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series C Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Except as otherwise provided herein, by law or by the provisions of its Certificate of Incorporation, as amended from time to time, the holders of shares of Series C Participating Preferred Stock shall vote together with the holders of Common Stock as a single class within the meaning of the GCL.

                  At any time when any shares of Series C Participating Preferred Stock are outstanding, the Company shall not materially amend or alter or repeal the preferences, special rights or other powers of the Series C Participating Preferred Stock so as to affect adversely the Series C Participating Preferred Stock by amending, altering or modifying its Certificate of Incorporation or this Certificate of Designation without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series C Participating Preferred Stock in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

                  Except as set forth herein or by law, holders of Series C Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

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                  Section 4.  CERTAIN RESTRICTIONS.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series C Participating Preferred Stock outstanding shall have been paid in full, the Company shall not

                           (a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock;

                           (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, except dividends paid ratably on the Series C Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Participating Preferred Stock; or

                           (d) purchase or otherwise acquire for consideration any shares of Series C Participating Preferred Stock, or any shares of stock ranking on a parity with the Series C Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

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                  Section 5.  REACQUIRED SHARES. Any shares of Series C
Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.


                  Section 6.  LIQUIDATION, DISSOLUTION OR WINDING UP.

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series C Participating Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any class or series of stock of the Company ranking on liquidation prior and in preference to the Series C Participating Preferred Stock, but before any payment shall be made to the holders of any other shares of capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock by reason of their ownership thereof, an amount equal to $1,000 per share of Series C Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment (the "Series C Liquidation Preference"). Following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series E Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Participating Preferred Stock and Common Stock, respectively, holders of Series C Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                  In the event, however, that upon any such liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its shareholders and any other series of preferred stock, if any, ranking on liquidation on a parity with the Series C Participating Preferred Stock shall be insufficient to pay the holders of shares of Series C Participating Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Participating Preferred Stock and any other series of preferred stock

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ranking on liquidation on a parity with the Series C Participating Preferred
Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                  In the event the Company shall at any time after June 29, 1999
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after June 29, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 8. REDEMPTION. The shares of Series C Participating Preferred Stock shall not be redeemable.

                  Section 9. FRACTIONAL SHARES. Series C Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Participating Preferred Stock.

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                  IN WITNESS WHEREOF, we have executed and subscribed this
Certificate and do affirm the foregoing as true under the penalties of perjury this 29th day of June, 1999.


                                        WYNDHAM INTERNATIONAL, INC.


                                        /s/  JAMES D. CARREKER
                                        ---------------------------------------
                                        Name: James D. Carreker
                                        Title: Chief Executive Officer


Attest:




/s/  CARLA S. MORELAND
------------------------------------
Name:  Carla S. Moreland
Title: General Counsel and Secretary